August 12, 2002

Richard B. Clark
Vice President and Controller
Monsanto Company
800 North Lindbergh Blvd.
St. Louis, MO  63167

Dear Dick:

The following sets forth my understanding in connection with certain matters related to the Monsanto spin-off.

In connection with the spin-off, Monsanto has agreed to replace approximately $60 million in Pharmacia environmental guarantees that relate to Monsanto businesses (the "Environmental Guarantees") with a Monsanto guarantee or letter of credit. In addition, the parties have agreed to amend the Lease Agreements for the Creve Coeur and Chesterfield Village sites to provide for the migration of people at and between the sites. Pharmacia has also agreed to pay $39,606,000 to Monsanto to cover certain of Monsanto's costs related to the spin-off of Monsanto and the separation of the Monsanto assets and liabilities from Pharmacia (the "Final Payment"). In addition, Pharmacia has agreed to transfer certain information technology assets to Monsanto.

Pharmacia would like to resolve all remaining issues relating to the spin-off as soon as possible. Accordingly, Pharmacia plans to make the Final Payment to Monsanto within two business days after the documentation necessary to be submitted to the U.S. Environmental Protection Agency (the "EPA") and other appropriate regulatory authorities (hereinafter together with EPA the "Regulatory Authorities") to permit the replacement of the Environmental Guarantees by Monsanto has been submitted to the EPA to the reasonable satisfaction of Pharmacia and its auditors, and the parties have signed a mutually acceptable amendment to the Lease Agreement incorporating the Migration Plan. Upon receipt of the Final Payment, Monsanto agrees that Pharmacia has fully satisfied and paid Monsanto's costs related to the spin-off and/or Pharmacia's obligations under Section 11.04 of the Separation Agreement between Pharmacia and Monsanto, dated as of September 1, 2000, as amended (the "Separation Agreement") and Monsanto waives and forever discharges any rights it might have to seek additional or further payments regarding its costs in connection with the spin-off, or pursuant to Section 11.04 of the Separation Agreement.

The parties agree to use their commercially reasonable best efforts to comply with any requests of the Regulatory Authorities to replace the Pharmacia Environmental Guarantees. In the event that the Regulatory Authorities notify Pharmacia or Monsanto that a guarantee by Monsanto is insufficient to satisfy any financial assurance requirements of Subpart H of 40 CFR Part 264, Monsanto agrees within 15 days of such notice to provide the necessary letters of credit to replace the Pharmacia Environmental Guarantees.

Please confirm your agreement by signing below on behalf of Monsanto Company.

It has been a pleasure working with you on the spin-off and other matters over the past two years.

                                                     Very truly yours,

                                                     /s/ Alexandra van Horne

                                                     Alexandra van Horne

ACCEPTED AND AGREED:

MONSANTO COMPANY


By:  /s/ Richard B. Clark
   ----------------------------
Name:  Richard Clark
Title:   Vice President and Controller

Dated:      8/13/02
       --------------------